Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

February 26, 2024

Symbotic Inc.,

 200 Research Drive,

  Wilmington, MA 01887.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of 10,000,000 shares of Class A Common Stock, par value $0.0001 per share (the “Securities”), of Symbotic Inc., a Delaware corporation (the “Company”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion, the Securities have been validly issued and are fully paid and nonassessable.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

Symbotic Inc.	-2-

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be incorporated by reference into the Registration Statement relating to the Securities and to the references to us under the heading “Validity of Securities” in the Prospectus Supplement relating to the Securities. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act

Very truly yours,

/s/ Sullivan & Cromwell LLP